Exhibit 99.1
New Release

A.P. Pharma Reports First Quarter 2009 Financial Results

REDWOOD CITY, Calif. – May 14, 2009 – A.P. Pharma, Inc. (Nasdaq: APPA), a specialty pharmaceutical company, today reported financial results for its first quarter ended March 31, 2009.

Operational Highlights

A.P. Pharma continued to make significant progress towards filing a New Drug Application (NDA) for its lead program, APF530. The Company expects to file the NDA with the U.S. Food and Drug Administration (FDA) during the second quarter of 2009. APF530 is being developed for the prevention of chemotherapy-induced nausea and vomiting (CINV) and is a long-acting formulation of granisetron that utilizes the Company’s proprietary Biochronomer™ drug delivery system.

During the first quarter of 2009, the Company announced the appointment of John B. Whelan as Vice President, Finance and Chief Financial Officer and the appointment of Kevin C. Tang to the Board of Directors.

Results of Operations

A.P. Pharma’s net loss for the first quarter of 2009 was $3.0 million, or $0.10 per share, compared with a $6.8 million net loss, or $0.22 per share, for the first quarter of 2008. The Company’s decreased net loss for the first quarter of 2009, as compared to the same period in 2008, was principally due to decreased research and development costs, resulting primarily from decreased expenditures on APF530, the Company’s lead program. Expenses associated with APF530 decreased primarily as a result of the completion of the Company’s Phase 3 trials for APF530 in the third quarter of 2008. Additionally, expenses decreased in the first quarter of 2009 as compared to the same period of 2008, as a result of placing A.P. Pharma’s other products “on hold” to focus its financial and managerial resources on APF530.

Cash, cash equivalents and marketable securities as of March 31, 2009 were $7.5 million, compared with $10.5 million at December 31, 2008. As previously disclosed, the Company’s auditors had expressed a “going concern” opinion in the 2008 audited financials. The Company believes its cash, cash equivalents and marketable securities as of March 31, 2009 will enable the Company to fund its operations into the fourth quarter of 2009, based on anticipated spending levels and certain expected positive cash inflows.

The Company intends to seek additional capital through a corporate partnership or other alternatives and to pursue further reductions in expenses to ensure its ongoing financial viability. Based on multiple factors, including market conditions, the Company may not be able to obtain adequate financing.

Other Developments

As previously disclosed, the Company received notice from the Listing Qualifications Department of the Nasdaq Stock Market (Nasdaq) that it is not in compliance with the listing requirements for the Nasdaq Global Market. The Company has submitted a plan to Nasdaq addressing the listing requirements.

About APF530

A.P. Pharma's lead product candidate, APF530, is being developed for the prevention of both acute and delayed onset chemotherapy-induced nausea and vomiting (CINV).  APF530 contains the 5-HT3 antagonist, granisetron, formulated in our proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection.  Injections and oral tablets containing granisetron are approved for the prevention of acute onset CINV, but not for delayed onset CINV.  Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy.  In September 2008, A.P. Pharma reported positive top-line results from its pivotal Phase 3 study.  In this multi-center, randomized trial that enrolled 1,395 cancer patients, APF530 was shown to be equally as effective as (statistically non-inferior to) palonosetron (Aloxi®) in the prevention of both acute onset and delayed onset CINV.  Palonosetron is the only injectable   5-HT3 antagonist FDA-approved for the prevention of delayed onset CINV.  APF530 was also generally well-tolerated in this study.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using our proprietary Biochronomer™ polymer-based drug delivery technology. Our primary focus is on our lead product candidate, APF530, for the prevention of CINV. The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. For further information, visit the Company's web site at www.appharma.com.

(Financial tables follow)

A.P. PHARMA, INC.
Statement of Operations Highlights
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31
	2009	2008

Contract revenue	$8	$133

Operating expenses:
Research and development	2,050	6,140
General and administrative	927	1,080
Total operating expenses	2,977	7,220

Operating loss	(2,969)	(7,087)

Other income, net	9	283
Loss from continuing operations	(2,960)	(6,804)
Loss from discontinued operations	-	(40)
Loss before income taxes	(2,960)	(6,844)
Provision for income taxes	-	-
Net loss	$(2,960)	$(6,844)

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.10)	$(0.22)

Net loss	$(0.10)	$(0.22)

Shares used to compute basic and diluted loss per share	30,868	30,773

AP PHARMA, INC.
Balance Sheet Highlights
(in thousands)

	March 31, 2009	December 31, 2008(1)
	(Unaudited)
Assets
Cash, cash equivalents and marketable securities	$7,484	$10,538
Accounts receivable, net	8	32
Other current assets	254	246
Total current assets	7,746	10,816

Property and equipment, net	788	881
Other non-current assets	103	103
Total assets	$8,637	$11,800

Liabilities and stockholders' equity
Total liabilities	$3,764	$4,202
Stockholders' equity	4,873	7,598

Total liabilities and stockholders' equity	$8,637	$11,800

(1) Derived from the Company's audited financial statements for the year ended December 31, 2008 included in included in the Company's 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Corporate Contact:
A.P. Pharma, Inc.

John B. Whelan, Vice President, Finance and Chief Financial Officer

650-366-2626

and

Investor and Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine, President
209-814-9564

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